Exhibit 99.2
New Release
FOR IMMEDIATE RELEASE
Financial Contacts:
BancorpSouth: Nash Allen or Gary Bonds, 662-680-2330
City Bancorp: David Kunze or Rob Fulp, 417-887-2265
Media Contacts:
BancorpSouth: Randy Burchfield or Chuck McIntosh 662-620-4305
City Bancorp: David Kunze or Rob Fulp, 417-887-2265
Online: www.bancorpsouth.com
BANCORPSOUTH COMPLETES MERGER
WITH CITY BANCORP OF SPRINGFIELD, MO
Merger with parent company of The Signature Bank moves BancorpSouth into Springfield and St. Louis, Missouri, expanding BancorpSouth’s market presence into its eighth state
TUPELO, Miss. – (March 1, 2007) – BancorpSouth, Inc., (NYSE:BXS) announced today from its corporate headquarters in Tupelo, Mississippi the completion of its merger with City Bancorp, parent company of The Signature Bank headquartered in Springfield, Missouri. The Signature Bank currently operates six full-service banking locations in Springfield, Missouri and one loan production office in Clayton (St. Louis), Missouri. The Signature Bank had approximately $852 million in assets and $619 million in deposits as of December 31, 2006.
BancorpSouth Chairman and CEO Aubrey B. Patterson said, “The merger of City Bancorp with BancorpSouth allows us to expand into an eighth state and is consistent with our expansion strategy of entering new contiguous markets that offer attractive demographics with the opportunity for profitable growth.”
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The Signature Bank Chairman and CEO David Kunze said, “We are pleased to now be a part of the BancorpSouth family. As we move forward with the integration process, we believe our communities, customers, shareholders and associates will benefit from the resources, expertise and community bank approach BancorpSouth offers us.”
The transaction is valued at approximately $170 million and, pursuant to the terms of the merger agreement, shareholders of City Bancorp will receive 50% cash and 50% BancorpSouth common stock. The merger received regulatory approval on January 31, 2007.
Jim Kelley, President and COO of BancorpSouth, said, “Our two companies have virtually identical operating philosophies. Community-oriented banking, local decision-making and a focus on quality, profitable growth and expense control have been central to the success of both organizations.”
Robert Fulp, President of The Signature Bank, added, “Our merger enables us to partner with one of the most respected financial institutions in the country and is a win-win for both organizations. It offers BancorpSouth access to outstanding new market opportunities while The Signature Bank gains access to the resources of a $12.9 billion regional financial services company.”
The Springfield metropolitan statistical area is the third largest in Missouri, with a population of approximately 400,000. The St. Louis metropolitan statistical area is the largest in Missouri and is comprised of 17 counties in Missouri and Illinois, with a population of 2.8 million.
Headquartered in Tupelo, Mississippi, BancorpSouth, Inc., taking into account the City Bancorp merger, is a $12.9 billion financial holding company that operates 289 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas with a staff of approximately 4,000 full-time employees. BancorpSouth and its subsidiaries provide, in addition to traditional banking services, mortgage origination and servicing, student loans, leasing, credit card, trust and fiduciary services, brokerage, investment and insurance services.
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Forward-Looking Statements:
Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward- looking terminology, such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “intend,” “could,” “would” or “plan,” or future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to benefits for customers, shareholders and employees of The Signature Bank.
We caution you not to place undue reliance on the forward-looking statements contained in this news release, in that actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, BancorpSouth’s ability to successfully integrate The Signature Bank after the merger, the ability of BancorpSouth to provide and market competitive services and products, the ability of BancorpSouth to attract, train and retain qualified personnel, the ability of BancorpSouth to expand geographically and enter fast-growing markets, changes in consumer preferences, changes in BancorpSouth’s operating strategy, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, changes in laws and regulations affecting financial institutions, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, the geographic concentrations of BancorpSouth’s assets, the ability of BancorpSouth to compete with other financial services companies, possible adverse rulings, judgments, settlements and other outcomes of pending or threatened litigation or tax assessments, other factors generally understood to affect the financial condition or results of financial services companies and other factors detailed from time to time in BancorpSouth’s press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this news release.
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